Exhibit 10.6

                    CAREER PERFORMANCE SHARES
                 DEFERRED STOCK AWARD AGREEMENT

      This AGREEMENT made as of July 25, 2005 (the "Grant Date"), by and between AMR Corporation, a Delaware corporation (the
"Corporation"), and Gerard J. Arpey ("Arpey").

      WHEREAS, the 1998 Long Term Incentive Plan was approved by the shareholders of the Corporation at the Corporation's annual meeting held on May 20, 1998 (such Plan, as may be amended from time to time, is referenced the "1998 Plan"); and

             WHEREAS, the Board of Directors of the Corporation (the "Board") and the Board's Compensation Committee has determined that it is in the best interests of the Corporation and its stockholders to align Arpey's long term interests with those of the Corporation's stockholders and to provide incentives for Arpey to remain with the Corporation as its Chairman, President and/or Chief Executive Officer (collectively, the "CEO"); and

      WHEREAS, the Committee has determined to make initial grants to Arpey of deferred stock (subject to the terms of the 1998 Plan and this Agreement), as the first steps to induce Arpey to remain as the CEO and to motivate him during his tenure as the CEO.

      NOW, THEREFORE, the Corporation and Arpey hereby agree as follows:

     1. Grant of Award (a) As of the date hereof Arpey is granted 58,000 deferred shares of the Corporation's Common Stock, $1.00 par value (such shares to be referenced as "Deferred Shares" and the grant to be referenced as the "2005 Award"). The 2005 Award and the Subsequent Awards (as later defined in this Agreement) will be collectively referenced as the "Awards" and may be individually referenced as an "Award".

(b) Any Award will vest in accordance with Sections 2 and 4 of this Agreement.

     2. Performance Period/Vesting The Awards will vest, if at all, on July 25, 2015 (the "Vesting Date")(subject to earlier vesting as detailed in Sections 3 and 4 of this Agreement). Prior to any vesting of the Awards pursuant to this Section 2, but as soon as feasible after the Vesting Date, the Committee will determine that the performance criteria (the "Criteria") established for the Awards have been satisfied, in whole or in part. Based upon the foregoing determination, the number of Deferred Shares for each Award will vest on a percentage basis from 0% to 175%. The Criteria to be used by the Committee in determining the vesting of each Award are set forth in Appendix A to this Agreement. Provided Arpey has paid all applicable taxes with respect to each Award, the shares of Common Stock that vest pursuant to this Section 2 will be issued and delivered to Arpey as soon as feasible following the determination of the Committee as to satisfaction of the Criteria. Upon delivery of the Common Stock to Arpey, this Agreement will terminate.

     3. Early Termination (a) For purposes of this Agreement, an Early Termination is the occurrence of one of the following events prior to the Vesting Date:

      (i) Arpey ceases to be the Corporation's CEO due to an approved Early Retirement (which is defined as retirement from employment with the Corporation, or a Subsidiary or Affiliate thereof, at or after age 55 but before the age of 60 and with the express approval of the then existing Board);

      (ii)  Arpey ceases to be the Corporation's CEO due  to  his
death   or  Disability  (as  Disability  is  defined  in  section
401A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, (the "IRC");

     (iii) The Board replaces Arpey as the Corporation's CEO for reasons other than for Cause;

     (iv) Arpey resigns as CEO for Good Reason (as such term is defined in this Section 3); or

     (v) A Change in Control (as such term is defined in Section 10 of this Agreement) of the Corporation.

(b) As used in this Agreement, "Good Reason" means one of the following has occurred without Arpey's consent prior to the Vesting Date: (i) his base salary in effect as of the Grant Date is reduced (provided, a reduction in Arpey's base salary that is part of a salary reduction program that affects the other senior officers of the Corporation, will not qualify as Good Reason); (ii) Arpey suffers a significant reduction in the authority, duties and responsibilities as CEO and he concludes in good faith that he can no longer perform the duties of CEO as was contemplated on the Grant Date; and (iii) the material benefits provided Arpey as of the Grant Date are materially reduced. Upon an event of Good Reason occurring, Arpey will provide the Board with written notice of such occurrence. If the Board has not taken action to cure such an event of Good Reason within 30 days following its receipt of Arpey's written notice, then Arpey's subsequent resignation (provided it occurs with 60 days of his written notice to the Board), will be deemed conclusively to be for Good Reason. Any notice to the Board as contemplated by this paragraph, will be sent to the Board via the Corporation's Corporate Secretary.

(c) Upon the occurrence of an Early Termination, the Early Termination Date will be deemed to be, as appropriate: the date of Early Retirement; the date of death; the date of Disability; the date Arpey is replaced as CEO;or the date of his resignation for Good Reason; or the date of the Change in Control of the
Corporation.   Notwithstanding  the foregoing,  the  determination
by the Board of the Early Termination Date will in all cases be determinative.

      4. Vesting for Early Termination (a) Upon the occurrence of an Early Termination, an Award that has been granted to Arpey prior to the Early Termination Date will be deemed to have vested as of such Early Termination Date. Thereafter, the Committee will review the Criteria to determine whether and to what extent the Criteria have been satisfied as of the Early Termination Date. Based upon the foregoing determination, the Committee may, in its sole discretion, adjust the number of Deferred Shares vesting for each such Award by a percentage factor between 0% and 175% (the vested portion of each such Award as so determined by the Committee will, in the aggregate, be referenced as the "Vested Award").

(b) In the event of an Early Termination on account of Early Retirement (Section 3(a)(i)), replacement without Cause (Section
3(a)(iii))   or   termination  for  Good   Reason   (Section
3(a)(iv)), and provided that Arpey has paid all  applicable
taxes with respect to the Vested Award, shares of the Corporation's Common Stock, $1.00 par value, in an amount equal to the Vested Award, will be delivered to Arpey on or after the sixth month anniversary of the date of Arpey's separation from employment as a result of such Early Termination. Upon delivery of the Common Stock to Arpey, this Agreement will terminate.

(c) In the event of an Early Termination on account of death or Disability (Section 3(a)(ii)) or Change in Control of the
Corporation   (Section 3(a)(v)), and provided that Arpey has
paid  all  applicable taxes   with  respect  to  the  Vested  Award,
shares of the Corporation's Common Stock, $1.00 par value, in an amount equal to the Vested Award, will be delivered to Arpey within 30 days of such Early Termination Date. Upon delivery of the Common Stock to Arpey, this Agreement will terminate.

      5. Subsequent Awards Provided Arpey remains an employee of the Corporation, he will receive a minimum of 58,000 Deferred Shares in each of the succeeding four years after 2005 (collectively, the "Subsequent Awards" and individually a "Subsequent Award"). The grant date for each Subsequent Award will be the first Monday following the regular meeting of the Board in July of such succeeding year. In the event the Board does not meet in July of any succeeding year, the grant date for the Subsequent Award in that year will be deemed to be the last business day of July. Vesting of a Subsequent Award will be in accordance with Sections 2, 3 and 4 of this Agreement and the number of Deferred Shares vesting for each Subsequent Award may range from 0% to 175%.

      6. Termination for Cause; Other If prior to the Vesting Date and provided there has been no event of Early Termination, then in the event (a) the Board decides to replace Arpey as the Corporation's CEO for reasons of Cause or (b) Arpey resigns as CEO for reasons other than Good Reason, each Award made prior to such replacement or resignation will be forfeited in its entirety and this Agreement will terminate immediately.

      7. Transfer Restrictions This Award is non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and will not be subject to execution, attachment or similar process. Upon any attempt by Arpey (or his successor in interest after his death) to effect any such disposition, or upon
the   commencement  of  any  such  process,  the  Award  will
immediately become null and void, at the discretion of the Committee.

      8. Miscellaneous This Agreement (a) will be binding upon and inure to the benefit of any successor of the Corporation, (b) will be governed by the laws of the State of Texas and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Corporation and Arpey. No contract or right of employment will be implied by this Agreement. If Arpey does not forward to the Corporation, within the applicable period, required taxes with respect to any shares of Common Stock which have vested pursuant to this Agreement, the Corporation may withhold from any payments to be made to him by the Corporation (or any Subsidiary or Affiliate thereof), an amount(s) equal to such taxes or it may withhold the delivery of any shares of the Common Stock, $1.00 par value, as contemplated by Sections 2 or 4, until such time as such required taxes have been paid.

      9.  Securities Law Requirements  (a) The Corporation
will not be required to issue shares pursuant to this Award unless and until (i) such shares have been duly listed upon each stock exchange on which the Corporation's Stock is then registered; and (ii) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

(b) The Board may require Arpey to furnish to the Corporation, prior to the issuance of any shares of Common Stock, $1.00 par value, in connection with this Agreement, an agreement, in such form as the Board may from time to time deem appropriate, in which he represents that the shares acquired by him are being acquired for investment and not with a view to the sale or distribution thereof.


      10. Incorporation of 1998 Plan Provisions This Agreement is made pursuant to the 1998 Plan and is subject to all of the terms and provisions of the 1998 Plan as if the same were fully set forth herein. Capitalized terms not otherwise defined herein will have the meanings set forth for such terms in the 1998 Plan. For purposes of this Agreement, (a) the term "Change in Control" will mean a "change in ownership or effective control", or a "change in ownership of assets" of the Corporation as determined pursuant to Internal Revenue Service Notice 2005-1 (or successor guidance thereto under Section 409A of the IRC) and (b) "Cause" will have the meaning set forth in the 1998 Plan.
Plan. Notwithstanding the provisions of the 1998 Plan, (y) Arpey cannot defer payment of an Award and (z) the payment of an Award cannot be accelerated by the Committee or the Corporation, except as provided in this Agreement.


GERARD J. ARPEY                    AMR CORPORATION



_____________________________      ____________________________
                                   C. D. MarLett
                                   Corporate Secretary




















Appendix  A  to  that CAREER PERFORMANCE SHARE  PROGRAM  DEFERRED
STOCK   AWARD   AGREEMENT  dated  July  25,  2005,  between   AMR
Corporation and Gerard J. Arpey (the "Agreement")

The Agreement, Sections 2 and 4, contemplates the existence of performance criteria that will be considered by the Committee when determining the vesting of Award.

In making its vesting determination the Committee will consider the following performance criteria:

1.   The Corporation's overall cash flow;
2.   The Corporation's earnings (operating, net or otherwise);
3.   The per share price of the Common Stock;
4. The operating performance of the Corporation and its Subsidiaries (including safety and other issues concerning regulatory compliance);
5.   The rate of return on investment and/or equity;
6.   Measures of employee engagement and/ or satisfaction;
7. The overall state of relations between the Corporation and the representatives of organized labor groups;
8.   The Corporation's balance sheet;
9. The overall state of relations between the Corporation and its largest shareholders;
10.  The Corporation's revenues; and
11. Such other factors as the Committee may in its discretion deem material.

In making its vesting determination, the Committee may, in its discretion, consider the foregoing factors (a) on a relative basis vis-a-vis the Corporation's major competitors or (b) on a stand-alone basis. Furthermore, the Committee may, in its discretion, consider each criterion equally or may assign greater significance to certain criterion.